UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MSC Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Contacts:
MSC Income Fund, Inc.
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

IMPORTANT UPDATE
MSC INCOME FUND, INC. ADJOURNS 2025 ANNUAL MEETING OF STOCKHOLDERS
TO SEPTEMBER 9, 2025
August 12, 2025
Dear Stockholder:
Earlier today, MSC Income Fund, Inc. (NYSE: MSIF) (the “Company”) convened and adjourned its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) without any business being conducted other than the adjournment.
The Annual Meeting was adjourned in order to solicit additional proxies for the following proposals:
1.The election of all of the members of the Company’s Board of Directors.
2.To authorize flexibility for the Company, with the approval of its Board of Directors, to offer and sell shares of the Company’s common stock at a price below net asset value per share during the next 12 months following stockholder approval, subject to certain limitations described in the Company’s definitive proxy statement for the Annual Meeting.
The Annual Meeting will be reconvened on September 9, 2025 at 9:00 a.m., Central Time, in the Tenant Lounge at 1330 Post Oak Boulevard, 1st Floor, Houston, Texas 77056.
Only stockholders of record at the close of business on May 30, 2025 are entitled to vote at the Annual Meeting or any further postponement or adjournment thereof. The proxy materials previously distributed will not be updated to reflect the adjournment of the Annual Meeting and may continue to be used to vote your shares on each of the proposals being considered at the Annual Meeting. If you have already submitted your proxy, the proxy you have submitted will remain valid for the Annual Meeting on September 9, 2025 and need not be resubmitted unless you wish to change your vote.
Although the response of our stockholders who have voted on the proposals has been positive, if you have not yet voted, we still need your vote. We encourage stockholders who have not yet executed a proxy to do so now.
Stockholders who have questions or need assistance voting may call our proxy solicitor Broadridge Financial Solutions at 1-844-202-6588, Monday – Friday from 9:00 a.m. – 10:00 p.m., Eastern Time.

THE COMPANY’S BOARD OF DIRECTORS, INCLUDING EACH OF ITS INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS BEING CONSIDERED AT THE ANNUAL MEETING.
Please take a moment to vote your proxy by using the methods indicated on your proxy form.
Thank you for your investment in the Company and your vote.

Sincerely,
MSC Income Fund, Inc.